Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Amendment No. 3 to the Registration Statement on Form S-1 of Antero Resources Corporation and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and related prospectus of information contained in our reports dated January 19, 2012 and January 28, 2011 relating to the estimates of the oil and gas reserves and related revenues of Antero Resources Corporation’s Piceance Basin Properties.

We further consent to the reference to this firm under the heading “EXPERTS” in Amendment No. 3 to the Registration Statement and related prospectus.

/s/ Ryder Scott Company, LP

Ryder Scott Company, LP

Denver, Colorado
September 23, 2013